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As filed with the Securities and Exchange Commission on August 30, 2017

Registration No. 333-184126

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 11 TO
FORM S-11
on
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Industrial Property Trust Inc.
(Exact name of registrant as specified in its charter)

Maryland
(State or other jurisdiction of
incorporation or organization)

61-1577639
(I.R.S. Employer
Identification Number)

518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
Telephone (303) 228-2200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Dwight L. Merriman III
Chief Executive Officer
518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
Telephone (303) 228-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

copies to:

Judith D. Fryer, Esq.
Alice L. Connaughton, Esq.
Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
(212) 801-9200

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☒

           If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend reinvestment plans, check the following box:    ☐

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

           If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging Growth company ☒

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

           Explanatory note:    This registration statement (Reg. No. 333-184126) for the registrant's primary offering and distribution reinvestment plan offering was first declared effective by the Staff on July 24, 2013. On July 7, 2017, the registrant filed a prospectus supplement pursuant to Rule 424(b)(3) of the Securities Act of 1933, as amended, to announce the closing of the registrant's primary offering as of June 30, 2017. The registrant's board of directors subsequently reallocated all shares remaining unsold in the registrant's primary offering to the distribution reinvestment plan offering. Therefore, the distribution reinvestment plan offering consists of $311,912,425 in shares of common stock. This Post-Effective Amendment No.11 to Form S-11 on Form S-3 amends the registrant's registration statement to make it a distribution reinvestment plan only registration statement.

THIRD AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

Maximum Offering of $311,912,425 in Shares of Common Stock

         Industrial Property Trust Inc. (the "Company") makes investments in income producing real estate assets consisting primarily of high-quality distribution warehouses and other industrial properties that are leased to creditworthy corporate customers throughout the U.S. References in this prospectus to "us," "we" or "our" refer to the Company and its consolidated subsidiaries. We are externally managed by Industrial Property Advisors LLC, (the "Advisor") an affiliate of ours. We have operated and have elected to be treated as a real estate investment trust ("REIT") for U.S. federal income tax purposes, commencing with our taxable year ended on December 31, 2013 and we intend to continue to operate in accordance with the requirements for qualification as a REIT.

         We have established a distribution reinvestment plan (referred to herein, as amended from time to time, as the "Plan") designed to provide holders of shares of our common stock or limited partnership interests ("OP Interests") of Industrial Property Operating Partnership LP, our operating partnership (collectively hereinafter referred to as "Investors") with the ability to have cash dividends otherwise distributed to Investors invested in additional shares of the same class of our common stock ("Plan Shares") through the Plan. (We herein refer to Investors who participate in the Plan as "Participants"). Our Plan is attached hereto as Appendix A. Some of the significant features of the Plan are as follows:

  •
  We are offering up to $311,912,425 in Class A and Class T shares of our common stock to our Investors pursuant to the Plan at a price equal to the estimated net asset value ("NAV") per share most recently disclosed by us in a public filing with the Securities and Exchange Commission (the "Commission"), which is presently $9.74 per Class A share and Class T share. The Plan Shares are being offered until the earliest of (i) all the Plan Shares registered in this offering and any future offering are issued, (ii) the termination of this offering and any future offering of Plan Shares and our election to deregister with the Commission the unsold Plan Shares, (iii) the shares of our common stock are listed on a national securities exchange, at which time any registered Plan Shares then available under the Plan will be sold at a price equal to the fair market value of such class of shares, as determined by our board of directors by reference to the applicable sales price with respect to the most recent trades occurring on or prior to the relevant distribution date, or (iv) our board of directors, in its sole discretion, determines for any reason, including but not limited to pursuant to applicable rules or laws, to increase or lower the price at which Plan Shares may be purchased.

  •
  Our board of directors may amend, suspend or terminate the Plan for any reason by providing 10 days' written notice to participants in the Plan, which will be provided by us in a Current Report on Form 8-K publicly filed with the Commission.

  •
  You may participate in the Plan by completing and executing an enrollment form and having it signed by a participating broker dealer. If you are already enrolled in the Plan, no further action is required to participate in the Plan.

  •
  You may terminate participation in the Plan at any time without penalty by delivering written notice to us. A withdrawal from participation in the Plan will be effective for a distribution period, only if written notice of termination is received prior to the end of such distribution period.

  •
  Distributions invested in Plan Shares are still taxable even though they will be reinvested in our shares of common stock pursuant to the Plan.

         Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the specific risks set forth under the caption "Risk Factors" on page 6 of this prospectus and under Item 1A of Part I of our most recent Annual Report on Form 10-K, as the same may be updated from time to time by future filings under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), which are incorporated by reference into this prospectus.

	Offering Price Per Share(1)	Maximum Proceeds (Before Expenses)

Class A and Class T Common Stock, $0.01 par value per share	$9.74	$311,912,425

(1)
Plan Shares will be offered at the most recently disclosed estimated NAV per share, which is presently $9.74 per Class A share and Class T share.

         Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. In addition, the Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.

The date of this prospectus is August 30, 2017.

SUITABILITY STANDARDS

        The shares of common stock we are offering are suitable only for a person of adequate financial means, who desires a long-term investment and who will not need immediate liquidity from their investment. We do not expect to have a public market for shares of our common stock, which means that it may be difficult for you to sell your shares. On a limited basis, you may be able to have your shares redeemed through our share redemption program, and in the future we may also consider various forms of additional liquidity. You should not buy additional shares of our common stock if you need to sell them immediately or if you will need to sell them quickly in the future.

        Our Sponsor and each participating broker dealer shall make reasonable efforts to determine that the purchase of shares of our common stock is a suitable and appropriate investment for each investor based on information concerning the investor's financial situation and investment objectives. In consideration of these factors, we have established suitability standards for our stockholders and subsequent transferees. These suitability standards require that a purchaser of shares of our common stock have either:

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  A net worth (excluding the value of an investor's home, furnishings and automobiles) of at least $250,000; or

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  A gross annual income of at least $70,000 and a net worth (excluding the value of an investor's home, furnishings and automobiles) of at least $70,000.

        In addition, the states listed below have established suitability requirements that are more stringent than ours and investors in these states are directed to the following additional suitability standards:

        California—In addition to our suitability requirements, investors must have either: (i) a net worth (excluding the value of an investor's home, furnishings and automobiles) of least $250,000; or (ii) an annual gross income of at least $85,000 and a net worth (excluding the value of an investor's home, furnishings and automobiles) of at least $150,000. In addition, an investor must have a net worth of at least ten times such investor's investment in our shares.

        Ohio—In addition to our suitability requirements, an Ohio investor's investment in us, our affiliates and other public, non-traded real estate programs may not exceed 10% of such investor's liquid net worth.

        Oregon—In addition to our suitability requirements, an investor must have a net worth of at least ten times such investor's investment in our shares.

Determination of Suitability

        In determining suitability, participating broker dealers who sell shares on our behalf may rely on, among other things, relevant information provided by the prospective investors. Each prospective investor should be aware that participating broker dealers are responsible for determining suitability and will be relying on the information provided by prospective investors in making this determination. In making this determination, participating broker dealers have a responsibility to ascertain that each prospective investor:

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  meets the minimum income and net worth standards set forth under the "Suitability Standards" section of this prospectus;

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  can reasonably benefit from an investment in our shares based on the prospective investor's investment objectives and overall portfolio structure;

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  is able to bear the economic risk of the investment based on the prospective investor's net worth and overall financial situation; and

i

  •
  has apparent understanding of:

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  the fundamental risks of an investment in the shares;

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  the risk that the prospective investor may lose his or her entire investment;

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  the lack of liquidity of the shares;

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  the restrictions on transferability of the shares; and

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  the tax consequences of an investment in the shares.

        Participating broker dealers are responsible for making the determinations set forth above based upon information relating to each prospective investor concerning his age, investment objectives, investment experience, income, net worth, financial situation and other investments of the prospective investor, as well as other pertinent factors. Each participating broker dealer is required to maintain records of the information used to determine that an investment in shares is suitable and appropriate for an investor. These records are required to be maintained for a period of at least six years. We request that if, at any time prior to the listing of shares of our common stock on a national stock exchange, you fail to meet the suitability requirements for making an investment in us or cannot make the other representations or warranties set forth in the subscription agreement or enrollment form, you promptly so notify us in writing at the address noted.

ii

iii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes certain statements that may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. Such forward-looking statements relate to, without limitation, our reliance on the Advisor and the Industrial Property Advisors Group LLC (the "Sponsor"), our understanding of our competition and our ability to compete effectively, our financing needs, the effects of our current strategies, rent and occupancy growth, general conditions in the geographic area where we operate, our future debt and financial position, our future capital expenditures, future distributions and acquisitions (including the amount and nature thereof), other developments and trends of the real estate industry, business strategies and the expansion and growth of our operations. Forward-looking statements are generally identifiable by the use of the words "may," "will," "should," "expect," "could," "intend," "plan," "anticipate," "estimate," "believe," "continue," "project," or the negative of these words or other comparable terminology. These statements are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict.

        The forward-looking statements included or incorporated by reference herein are based upon our current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to:

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  The failure of properties to perform as we expect;

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  Our failure to successfully integrate acquired properties and operations;

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  Risks associated with acquisitions, dispositions and development of properties;

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  Unexpected delays or increased costs associated with any development projects;

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  The availability of cash flows from operating activities for distributions and capital expenditures;

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  Defaults on or non-renewal of leases by customers, lease renewals at lower than expected rent, or failure to lease properties at all or on favorable rents and terms;

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  Difficulties in economic conditions generally and the real estate, debt, and securities markets specifically;

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  Legislative or regulatory changes, including changes to the laws governing the taxation of REITs;

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  Our failure to obtain, renew, or extend necessary financing or access the debt or equity markets;

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  Conflicts of interest arising out of our relationships with the Sponsor, the Advisor, and their affiliates;

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  Risks associated with using debt to fund our business activities, including re-financing and interest rate risks;

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  Increases in interest rates, operating costs, or greater than expected capital expenditures;

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  Changes to U.S. generally accepted accounting principles ("GAAP"); and

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  Our ability to continue to qualify as a REIT.

        Any of the assumptions underlying forward-looking statements could prove to be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included or incorporated by reference in this prospectus. All forward-looking statements are made as of the date of this prospectus and the risk that actual results will differ materially from the expectations expressed in this prospectus will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this prospectus, whether as a result of new information, future events, changed circumstances, or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included or incorporated by reference in this prospectus, including, without limitation, the risks described under "Risk Factors," the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this prospectus will be achieved.

 PROSPECTUS SUMMARY

Industrial Property Trust Inc.

        We were formed as a Maryland corporation on August 28, 2012 to make investments in income producing real estate assets consisting primarily of high-quality distribution warehouses and other industrial properties that are leased to creditworthy corporate customers throughout the U.S. Prior to giving effect to our initial public offering, our sole investor was the Advisor, Industrial Property Advisors LLC, which initially purchased 20,000 shares of our common stock in connection with our formation. The Advisor paid $200,000 for its initial purchase of 20,000 shares of common stock. The Sponsor contributed $1,000 to Industrial Property Operating Partnership LP (the "Operating Partnership") in connection with our formation. The Sponsor, which owns the Advisor, is presently directly or indirectly majority owned by John A. Blumberg, James R. Mulvihill and Evan H. Zucker and/or their affiliates and the Sponsor and the Advisor are jointly controlled by Messrs. Blumberg, Mulvihill and Zucker and/or their affiliates. Messrs. Blumberg, Mulvihill and Zucker are a part of the Advisor's management team.

        In July 2013, we commenced our initial offering of up to $2.0 billion in shares of our common stock, including $1.5 billion in shares of our common stock offered at the initial price of $10.00 per share and $500.0 million in shares offered under our distribution reinvestment plan at the initial price of $9.50 per share. We broke escrow on our initial offering in September 2013. On August 14, 2015, we filed a post-effective amendment to our registration statement that reclassified our common stock being offered pursuant to the registration statement into Class A shares and Class T shares, which was declared effective by the Commission on August 19, 2015. On June 30, 2017, we terminated the offering of primary shares. From inception through June 30, 2017, we had raised gross proceeds of approximately $1.7 billion from the sale of approximately 173.4 million shares of common stock in our public offerings, including approximately $64.5 million from the sale of approximately 6.6 million shares of common stock through our distribution reinvestment plan.

        We believe that we have been organized and have operated in a manner so as to qualify as a REIT for U.S. federal income tax purposes, commencing with our taxable year ended December 31, 2013, and we intend to continue to operate in accordance with the requirements for qualification as a REIT. Our office is located at 518 Seventeenth Street, 17th Floor, Denver, Colorado 80202, and our main telephone number is (303) 228-2200.

Investment Objectives

        Our primary investment objectives include the following:

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  Preserving and protecting our stockholders' capital contributions;

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  Providing current income to our stockholders in the form of regular cash distributions; and

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  Realizing capital appreciation through the potential sale of our assets or other liquidity event.

        There is no assurance that we will attain our investment objectives. Our charter places numerous limitations on us with respect to the manner in which we may invest our funds. These limitations cannot be changed unless our charter is amended, which requires the approval of our stockholders.

Business Overview

        As of June 30, 2017, we owned or managed, either directly or through our minority ownership interests in our joint ventures, a real estate portfolio that included 262 industrial buildings totaling approximately 42.6 million square feet located in 25 markets throughout the U.S., with 482 customers, and was 89.4% occupied (91.9% leased) with a weighted-average remaining lease term (based on square feet) of 4.4 years. The occupied rate reflects the square footage with a paying customer in place.

The leased rate includes the occupied square footage and additional square footage with leases in place that have not yet commenced. As of June 30, 2017:

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  247 industrial buildings totaling approximately 39.6 million square feet comprised our operating portfolio, which includes stabilized properties and was 95.9% occupied (96.9% leased).

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  15 industrial buildings totaling approximately 3.0 million square feet comprised our development and value-add portfolio, which includes buildings acquired with the intention to reposition or redevelop, or buildings recently completed which have not yet reached stabilization. We generally consider a building to be stabilized on the earlier to occur of the first anniversary of a building's shell completion or a building achieving 90% occupancy.

Terms of the Offering

        We are offering up to $311,912,425 in Class A shares and Class T shares of our common stock to our existing investors pursuant to the Plan. We are offering our Plan Shares at a price equal to the estimated NAV per share most recently disclosed in a public filing with the Commission, which is presently $9.74 per Class A share and Class T share. We will offer Plan Shares until the earliest of (i) all the Plan Shares registered in this offering and any future offering are issued, (ii) the termination of this offering and any future offering of Plan Shares and our election to deregister with the Commission the unsold Plan Shares, (iii) the shares of our common stock are listed on a national securities exchange, at which time any registered Plan Shares then available under the Plan will be sold at a price equal to the fair market value of such class of shares, as determined by our board of directors by reference to the applicable sales price with respect to the most recent trades occurring on or prior to the relevant distribution date, or (iv) our board of directors, in its sole discretion, determines for any reason, including but not limited to pursuant to applicable rules or laws, to modify the Plan to provide for a higher or lower price at which Plan Shares may be purchased. Any such price modification may be arbitrarily determined by our board of directors, or may be determined on a different basis, including but not limited to a price equal to an estimated value per share of such class of shares or the then current NAV per share of such class of shares, as calculated in accordance with policies and procedures developed by our board of directors. This offering must be registered or exempt from registration in every state or jurisdiction in which we offer or sell shares. If this offering is not exempt from registration in a particular state or jurisdiction, the required registration generally is effective for a period of one year. Therefore, we may have to stop offering and selling shares in any state or jurisdiction in which the registration is not renewed annually and the offering is not otherwise exempt from registration. In the event that we are not able to offer and sell shares in any particular state or jurisdiction, we will pay cash distributions to the residents of that state or jurisdiction until we are able to register, or obtain an exemption for, the offering.

        Our board of directors may amend, suspend or terminate the Plan for any reason by providing 10 days' written notice to participants in the Plan.

Third Amended and Restated Distribution Reinvestment Plan

        This prospectus describes our Plan pursuant to which you may have the distributions you receive attributable to the class of shares you own reinvested in shares of our common stock. Regardless of your participation in our Plan, you will be taxed on your distributions to the extent that they constitute taxable income. Thus, if you participate in the Plan, you may incur a tax liability without receiving cash distributions to pay such liability.

Use of Proceeds

        The proceeds raised pursuant to the Plan will be used for general corporate purposes, including, but not limited to, funding our share redemption program, funding select future acquisition and development opportunities of high-quality distribution warehouses and other industrial properties, paying fees and other costs and repaying debt.

Net Tangible Book Value of Our Shares of Common Stock

        In connection with this offering, we are providing information about our net tangible book value per share, which is calculated as total book value of assets (excluding deferred acquisition deposits and deferred financing costs, net) minus total liabilities, divided by the total number of shares of common stock outstanding. Net tangible book value assumes that the value of real estate assets diminishes predictably over time as reflected in the annual depreciation and amortization expenses of real estate investments. Real estate values have historically risen or fallen with market conditions and net tangible book value is used generally as a conservative measure of net worth, but it is a measure that we do not believe reflects market value per share. It is not intended to reflect the market value of our assets upon an orderly liquidation of the Company in accordance with our investment objectives. However, net tangible book value calculated as of December 31, 2016 does reflect certain dilution in the book value of our common stock from the offering price as a result of: (i) the fees paid in connection with public offerings, including sales commissions (all or a portion of which may be reallowed to participating broker dealers); (ii) the acquisition costs incurred, most of which are paid to the Advisor and its affiliates; and (iii) distributions. As of December 31, 2016, our calculation of net tangible book value per share was $7.57. The last offering price under our initial offering was $11.0056 per Class A share and $10.3617 per Class T share and the offering price for this offering is $9.74 per Class A share and Class T share. The offering price for this offering was not established on an independent basis.

Incorporation by Reference

        The registration statement of which this prospectus is a part incorporates by reference our Annual Report on Form 10-K for the year ended December 31, 2016, certain Current Reports on Form 8-K and other documents filed with the Commission as well as all future documents we file with the Commission pursuant to certain sections of the Exchange Act. These documents contain important information about us which supplements the information in this prospectus. See "Incorporation of Certain Information by Reference."

RISK FACTORS

        Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in this prospectus and the documents incorporated by reference herein, including the risks and uncertainties described under the caption "Risk Factors" included in our Annual Reports on Form 10-K, as the same may be updated by our future filings under the Exchange Act, all of which are incorporated by reference in this prospectus. We have also described some additional risks below. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occurs, our business, financial condition and results of operation could be materially and adversely affected. If this were to happen, you may lose part or all of your investment.

The current offering price for the Plan Shares is based on the most recently disclosed estimated NAV per share for such class of shares. The estimated NAV per share may not be an accurate reflection of the fair market value of our assets and liabilities and likely will not represent the amount of net proceeds that would result if we liquidated or dissolved or the amount you would receive upon the sale of your shares.

        The current offering price for the Plan Shares is based on the most recently disclosed estimated NAV per share. The estimated NAV per share may not be an accurate reflection of the fair value of our assets and liabilities in accordance with GAAP, may not reflect the price at which we would be able to sell all or substantially all of our assets or the outstanding shares of our common stock in an arm's length transaction, may not represent the value that our stockholders could realize upon a sale of the Company or upon the liquidation of our assets and settlement of our liabilities, and may not be indicative of the price at which shares of our common stock would trade if they were listed on a national securities exchange. In addition, such value may not be the equivalent of the disclosure of a market price by an open-ended real estate fund. Any methodologies used to determine an estimated NAV per share of our common stock may be based upon assumptions, estimates and judgments that may not be accurate or complete, such that, if different property-specific and general real estate and capital market assumptions, estimates and judgments were used, it could result in an estimated NAV per share that is significantly different.

Our board of directors may modify the price at which Plan Shares are offered such that we may offer shares pursuant to the Plan in the future at prices that may be significantly below the current offering price per share.

        Our board of directors has the ability to amend or terminate the Plan upon 10 days' written notice to the Participants, and such amendments could include significantly changing the price at which Plan Shares are being offered. Our board of directors, in its sole discretion, may determine for any reason to modify the Plan to provide for a higher or lower price at which shares of our common stock may be purchased. Any such modification may be arbitrarily determined or may be determined on a different basis, including, but not limited to a price based on an estimated value per share or the then-current NAV per share for each class of shares, as calculated in accordance with policies and procedures adopted by our board of directors. If our board of directors determines to modify the offering price for Plan Shares for any reason, the modified price may be significantly lower or higher than the current offering price.

 SUMMARY OF OUR THIRD AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

        The description below is intended to be a summary of certain material aspects of the Plan. See Appendix A to this prospectus for the complete Plan document.

Purpose of the Plan

        The Plan allows you to elect to have cash otherwise distributable to you invested in additional shares of our common stock at a price equal to the estimated NAV per share most recently disclosed in a public filing with the Commission, which is presently $9.74 per Class A share and Class T share. The Company will offer Plan Shares at such respective prices until the earliest of (i) all the Plan Shares registered in this offering and any future offering are issued, (ii) the termination of this offering and any future offering of Plan Shares and our election to deregister with the Commission the unsold Plan Shares, (iii) the shares of our common stock are listed on a national securities exchange, at which time any registered Plan Shares then available under the Plan will be sold at a price equal to the fair market value of such class of shares, as determined by our board of directors by reference to the applicable sales price with respect to the most recent trades occurring on or prior to the relevant distribution date, or (iv) our board of directors, in its sole discretion, determines for any reason, including but not limited to pursuant to applicable rules or laws, to modify the Plan to provide for a higher or lower price at which Plan Shares may be purchased.

        You will not pay sales commissions or dealer manager fees when purchasing shares pursuant to the Plan.

Plan Eligibility and Enrollment

        Participation in the Plan will begin with the next distribution made after acceptance of your written notice of enrollment or authorization, and for all payment dates thereafter. Shares of our common stock will be purchased under the Plan on the date that distributions are paid by us or our Operating Partnership, as the case may be. We intend to pay distributions on a quarterly basis, but there can be no assurance that we will continue to do so.

        You may elect to participate in the Plan by completing an enrollment form or any other appropriate authorization form as may be available from us or the Operating Partnership or by other written notice to our Plan administrator, DST Systems, Inc. (the "Plan Administrator"). Participation in the Plan will begin with the next distribution made after acceptance of your written notice. Your enrollment form must be received by the Plan Administrator at the address noted below not later than the last day of the distribution period in order to make a change with respect to that distribution. Send enrollment forms to the Plan Administrator at the following address:

For regular mail: Black Creek Group c/o DST Systems, Inc. PO Box 219079 Kansas City, Missouri 64121-9079	For overnight deliveries: Black Creek Group c/o DST Systems, Inc. 430 West 7th Street, Suite 219079 Kansas City, Missouri 64105

        Please include your account number or social security number on all correspondence. Also, please include a telephone number where you can be reached during business hours. We request that if, at any time prior to the listing of shares of our common stock on a national stock exchange, you fail to meet the suitability requirements for making an investment in us or cannot make the other representations or warranties set forth in the subscription agreement or enrollment form, you promptly so notify us in writing at the address noted above.

Distribution Payment and Record Dates

        We intend to continue to accrue and make cash distributions on a quarterly basis following the end of each calendar quarter. However, we reserve the right to adjust the periods during which distributions accrue and are paid. To date, distributions have been paid from a combination of both our operations and financing activities, which included borrowings and proceeds from the issuance of shares under our distribution reinvestment plan. Some or all of our future distributions may continue to be paid from these sources, as well as from proceeds from the sales of assets, cash resulting from a waiver or deferral of fees or expense reimbursements otherwise payable to the Advisor or its affiliates, cash resulting from the Advisor or its affiliates paying certain of our expenses. We have not established a cap on the amount of our distributions that may be paid from any of these sources. Our board of directors approves a quarterly distribution for a certain dollar amount per share of our common stock. We then calculate each stockholder's specific distribution amount for the quarter using daily record and declaration dates. Each year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to the sum of 90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain or loss, 90% of our after-tax net income, if any, from foreclosure property, minus the sum of certain items of non-cash income. We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute with respect to each year, at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for such year, and any undistributed taxable income from prior periods, we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. Distributions will be authorized at the discretion of our board of directors, and will depend on, among other things, current and projected cash requirements, tax considerations and other factors deemed relevant by our board. Our board's discretion will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements. Because we may receive income from interest or rents at various times during our fiscal year, and because our board may take various factors into consideration in setting distributions, distributions may not reflect our income earned in any particular distribution period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. Our organizational documents permit us to pay distributions from any source. We are authorized to borrow money, issue new securities or sell assets in order to make distributions. There are no restrictions on the ability of our Operating Partnership to transfer funds to us.

        We are not prohibited from distributing our own securities in lieu of making cash distributions, provided that the securities distributed are readily marketable. The receipt of marketable securities in lieu of cash distributions may cause you to incur transaction expenses in liquidating the securities in addition to federal income taxes imposed upon the receipt of such securities.

Purchase Price and Source of the Shares

        You may acquire Plan Shares from us under the Plan at a price equal to the estimated NAV per share most recently disclosed in a public filing with the Commission, which is presently $9.74 per Class A share and Class T share. We will offer Plan Shares until the earliest of (i) all the Plan Shares registered in this offering and any future offering are issued, (ii) the termination of this offering and any future offering of Plan Shares and our election to deregister with the Commission the unsold Plan Shares, (iii) the shares of our common stock are listed on a national securities exchange, at which time any registered Plan Shares then available under the Plan will be sold at a price equal to the fair market value of such class of shares, as determined by our board of directors by reference to the applicable sales price with respect to the most recent trades occurring on or prior to the relevant distribution date, or (iv) our board of directors, in its sole discretion, determines for any reason, including but not limited to pursuant to applicable rules or laws, to modify the Plan to provide for a higher or lower price at which Plan Shares may be purchased. Any such price modification may be arbitrarily determined by our board of directors, or may be determined on a different basis, including but not limited to a price equal to an estimated value per share of such class of shares or the then current NAV per share, as calculated in accordance with policies and procedures developed by our board of directors.

        You may also purchase fractional shares so that 100% of the distributions will be used to acquire shares. Additionally, upon the listing of our common stock on a national securities exchange, the Plan Administrator will send each participant a check for the cash value of any fractional shares held in such participant's account. However, you will not be able to acquire shares to the extent that any such purchase would cause you to exceed aggregate share ownership limits or the common share ownership limits as set forth in our charter or otherwise would cause a violation of the share ownership restrictions set forth in our charter.

        The estimated NAV per share will not represent the fair value of our assets less liabilities in accordance with GAAP, and any such estimated NAV per share is not a representation, warranty or guarantee that: (i) you would be able to realize the estimated NAV per share if you attempt to sell the Plan Shares; (ii) you would ultimately realize distributions per share equal to the estimated NAV per share upon the Company's liquidation or sale; (iii) the Plan Shares would trade at the estimated NAV per share on a national securities exchange; or (iv) a third party would offer the estimated NAV per share in an arm's-length transaction to purchase all or substantially all of the Plan Shares. You should not rely on the estimated NAV per share as being an accurate measure of the then-current value of the Plan Shares in deciding whether to reinvest distributions pursuant to this Plan.

        We may distribute Plan Shares in connection with the Plan using: (i) shares registered with the Commission in connection with this public offering, (ii) shares to be registered with the Commission in a future offering for use in the Plan (a "Future Registration"), or (iii) shares of our common stock that we may purchase for the Plan in a secondary market (if available) or on a stock exchange (if listed) (collectively, the "Secondary Market").

        Shares purchased in any Secondary Market will be purchased at the then-prevailing market price for such class of shares, which will be utilized for purposes of issuing such Plan Shares in the Plan. Shares that we acquire in a Secondary Market or registered in a Future Registration for use in the Plan may be at prices lower or higher than the share price for such class of shares, which will be paid for the Plan Shares pursuant to this offering.

        If we acquire shares in any Secondary Market for use in the Plan, we will use reasonable efforts to acquire such shares at the lowest price then reasonably available. However, we do not in any respect guarantee or warrant that the shares so acquired and purchased in the Plan will be at the lowest possible price and such price may not represent the estimated NAV per share of the shares of the fair value of our assets less liabilities in accordance with GAAP. Further, irrespective of our ability to acquire shares in any Secondary Market or to make a future offering for shares in a Future Registration to be used in the Plan, we are in no way obligated to do either, and such decisions will be in our sole discretion.

        There is no public market for shares of our common stock and we have no obligation to apply for listing on any public securities market. We currently have no intention to acquire shares in any secondary market for use in the Plan.

When Shares Will Be Purchased

        Shares will be purchased for you under the Plan on the payment date for the distribution used to purchase the shares. We intend to pay distributions quarterly. However, you should not assume that we will pay distributions in any particular amount or on any particular date or at all.

Cost of Participating in the Program

        You will not incur any brokerage commissions or service charges when purchasing shares under the Plan.

Plan Administrator

        DST Systems, Inc. is the Plan Administrator and, as such, administers the Plan, keeps records, sends statements of account to each Participant, and performs other duties related to the Plan. Shares purchased under the Plan will be registered in the name of the Plan Administrator, or its nominee, and the Plan Administrator will maintain an individual account for you to record your interests in the Plan.

        We, in conjunction with the Plan Administrator, may adopt rules and regulations to facilitate the administration of the Plan. We reserve the right to interpret the provisions of the Plan, and any rules and regulations adopted in accordance therewith, in our sole discretion. The determination of any matter with respect to the Plan made by us in good faith shall be final and conclusive and binding on the Plan Administrator and all participants in the Plan. The Plan Administrator currently acts as distribution disbursing and transfer agent for our common stock and may have other business relationships with us from time to time. The Plan Administrator may be reached as shown below:

For regular mail: Black Creek Group c/o DST Systems, Inc. PO Box 219079 Kansas City, Missouri 64121-9079	For overnight deliveries: Black Creek Group c/o DST Systems, Inc. 430 West 7th Street, Suite 219079 Kansas City, Missouri 64105	Via Phone 866.324.REIT (7348)

        Please include your account number or social security number on all correspondence. Also, please include a telephone number where you can be reached during business hours.

Terminating Your Participation in the Plan

        You may terminate participation in the Plan at any time, without penalty by delivering a written notice to us. In order for the termination to be effective for any quarter, the termination notice must be received by us prior to the last day of such quarter (i.e., a termination notice will be effective as of the last day of the quarter in which it is received and will not affect participation in the Plan for any prior quarter). Transfer of any Plan Shares to a non-Participant will terminate your participation in the Plan with respect to the transferred Plan Shares. In addition, receipt from the Company for redemption of all of your shares will terminate your participation in the Plan. If you choose to terminate participation in the Plan you must terminate your entire participation in the Plan and are not allowed to terminate in part. There are no fees associated with terminating your interest in the Plan. If your participation in the Plan is terminated, you will be allowed to participate in the Plan again by notifying us and completing any required forms, including an acknowledgment that the then current version of the prospectus has been delivered or made available to you.

Amendment or Termination of the Plan

        Our board of directors may amend or terminate the Plan for any reason at any time upon 10 days' prior written notice to you, which notice will be provided by us in a Current Report on Form 8-K publicly filed with the Commission. Your participation in the Plan may also be terminated to the extent that a reinvestment of distributions in shares of our common stock would cause the share ownership limitations contained in our charter to be violated. Following any termination of the Plan, all subsequent distributions to you would be made in cash.

Tracking Your Investment

        Within 90 days after the end of our fiscal year, we will provide you with, or will cause to be provided to you, an individualized report on your investment, including the purchase date(s), purchase price and number of shares of each class owned, as well as the dates of distribution payments and amounts of distributions paid to you during the prior fiscal year. In addition, we will provide you with, or will cause to be provided to you, an individualized quarterly report at the time of each distribution payment showing the number of shares of each class owned prior to the current distribution, the amount of the current distribution and the number of shares of each class owned after the current distribution.

Book-Entry Evidence for Shares Acquired Under the Plan

        All shares of our common stock that are purchased through the Plan will be recorded in your name on our books, unless and until we issue stock certificates for our outstanding shares of common stock. The number of shares you hold will be shown on a regular statement of account.

Selling Shares Acquired Under the Plan

        Any sale or transfer of shares acquired under the Plan is subject to the restrictions set forth in our charter or that we may impose on the sale of shares to protect our status as a REIT. There is no public market for the shares of our common stock, and we have no obligation to apply for listing on any public securities market. It will therefore be difficult for you to sell shares of common stock promptly or at all. Even if you were able to sell your shares of common stock, the absence of a public market may cause the price received for any shares of our common stock sold to be less than what you paid or less your proportionate value of the assets we own. On a limited basis, you may be able to have your shares redeemed through our share redemption program. For the above reasons, you should purchase shares of our common stock only as a long-term investment.

Voting Rights of Shares Acquired Under the Plan

        Shares issued to you under the Plan will be voted as you direct. As a stockholder, a proxy card will be made available to you in connection with any annual or special meeting of stockholders. This proxy will apply to all shares registered in your name, including all shares issued to you under the Plan. You may also vote your shares, including those issued to you under the Plan, in person at any annual or special meeting of stockholders.

Tax Considerations

  Material U.S. federal income tax consequences for participants in the Plan

        We urge you to consult your tax advisor regarding the specific tax consequences to you in connection with your participation in the Plan, including without limitation, your tax basis and holding period for our common stock acquired under the Plan, the character, amount and tax treatment of any gain or loss realized on the disposition of common stock and potential changes in the applicable law. The following is a brief summary of the material federal income tax considerations applicable to the Plan, is for general information only, does not purport to address all U.S. federal income tax consequences that may be material to a particular participant in the Plan, and is not legal or tax advice. Moreover, this summary does not, except as otherwise noted, deal with all tax aspects that might be relevant to you, as a prospective stockholder, in light of your personal circumstances, nor does it deal with particular types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions or broker dealers, non-U.S. individuals and foreign corporations, U.S. expatriates, persons who mark-to-market our common stock, subchapter S corporations, U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar, regulated investment companies and REITs, trusts and estates, holders who receive our common stock through the exercise of employee stock options or otherwise as compensation, persons holding our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment, persons subject to the alternative minimum tax provisions of the Code, and persons holding our common stock through a partnership or similar pass-through entity. This summary assumes that stockholders hold shares as capital assets for federal income tax purposes, which generally means property held for investment. It is also based on the assumption that we are, and continue to qualify for taxation as a REIT. The statements in this section are based on the current federal income tax laws as of the date of this prospectus. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

        The U.S. federal income tax consequences of participation in our Plan are not entirely clear, and the discussion below is based on various rulings of the IRS regarding several types of dividend reinvestment plans. However, we have not received a ruling from the IRS regarding our Plan. Additionally, this discussion is not binding upon, nor considered authority by, the IRS or any court, and no assurance can be provided that the tax treatment discussed below or claimed by any participant in our Plan will not be successfully challenged by the IRS. The following discussion is for your general information only, and you must consult your own tax advisor to determine the particular tax consequences (including the effects of any changes in law) that may result from your participation in our Plan and the disposition of any shares purchased pursuant to our Plan.

        As used herein, the term "U.S. stockholder" means a holder of our common stock that for U. S. federal income tax purposes is a citizen or resident of the United States, a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia, an estate whose income is subject to federal income taxation regardless of its source, or any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

        If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock and participate in the Plan, you should consult your tax advisor regarding the consequences of participation in the Plan and the ownership and disposition of our common stock by the partnership.

        For federal income tax purposes, if you elect to reinvest the cash dividends paid on our stock through the Plan, you will nevertheless be treated as having received a distribution with respect to your shares, or a "Stock Distribution." The following discussion of the U.S. federal tax treatment of distributions on our common stock also applies to Stock Distributions you are treated as receiving through your participation in the Plan, and the following discussion of the U.S. federal tax treatment on the disposition of our common stock also applies to the disposition of common stock that you receive pursuant to the Plan.

        A taxable U.S. stockholder must generally take into account as ordinary income any distributions, including Stock Distributions pursuant to our Plan, made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. Stockholders subject to federal income taxation who elect to participate in our DRP will incur a federal income tax liability with respect to Stock Distributions even though they have elected not to receive their distributions in cash but rather to have their distributions reinvested pursuant to our DRP. Specifically, DRP participants will be treated as if they received their allocable share of the cash distribution from us and then applied such distribution to purchase the shares in our DRP. To the extent that a stockholder purchases shares through our DRP at a discount to fair market value, although there is conflicting authority on this point, we believe that the stockholders should be treated for federal income tax purposes as receiving an additional distribution equal to the amount of such discount. We will report to you and to the IRS the amount of Stock Distributions and other distributions which we calculate are taxable to you as dividends.

        A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends, including Stock Distributions, paid to a U.S. stockholder generally will not qualify for the favorable tax rate for "qualified dividend income." The maximum tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is currently 20%. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is currently 39.6%. Qualified dividend income generally includes dividends paid by taxable domestic C corporations to U.S. stockholders that are taxed at individual rates. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends, including Stock Distributions, generally will not be eligible for the 20% rate on qualified dividend income. As a result, our ordinary REIT dividends, including Stock Distributions, will be taxed at the higher tax rate applicable to ordinary income. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as a taxable REIT subsidiary, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income in a particular year). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121 day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

        A U.S. stockholder generally will take into account as long-term capital gain any distributions, including Stock Distributions, that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held our common stock. We generally will designate our capital gain dividends as either 20% or 25% rate distributions, depending on the nature of our income underlying such distribution. A U.S. stockholder that is a corporation, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

        With respect to distributions, including Stock Distributions, that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute as described below, we generally may designate whether such a distribution is taxable to U.S. stockholders taxed at individual rates, currently at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

        The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is currently 20% for sales and exchanges of assets held for more than one year and the rate is 35% in the case of U.S. stockholders that are corporations. The maximum tax rate on long-term capital gain from the sale or exchange of "Section 1250 property," or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property.

        Certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds are required to pay a 3.8% Medicare tax on dividends, interest and certain other investment income, including capital gains from the sale or other disposition of our common stock.

        We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to stockholders, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax that we paid.

        A U.S. stockholder will not incur tax on a distribution, including a Stock Distribution, in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder's common stock. Instead, the distribution will reduce the adjusted basis of such stock, but not below zero. To the extent that the adjusted basis of the stock is reduced to zero, the remaining amount of the distribution, if any, will then be treated as long-term capital gain, or short-term capital gain if the shares of stock have been held for one year or less, assuming that the shares of stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

        We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of a 4% excise tax that may be imposed on us as a REIT if our annual distributions are less than prescribed percentages of our ordinary and capital gain income for the year. Moreover, any "deficiency distribution" will be treated as an ordinary or capital gain distribution, as the case may be, regardless of our earnings and profits. As a result, stockholders may be required to treat as taxable some distributions that would otherwise result in a tax-free return of capital.

        U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us, including a Stock Distribution, and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, U.S. stockholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the U.S. stockholder is a limited partner, against such income. In addition, taxable distributions, including a Stock Distribution, from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the limitations on the deductibility of investment interest expense. We will notify U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

        The tax basis in your common stock acquired pursuant to the Plan will generally equal the total amount of distributions you are treated as receiving, as described above. Your holding period for such shares of common stock generally begins on the day following the date on which the common stock is credited to your account.

  Tax consequences of dispositions of shares acquired pursuant to our Plan

        When you withdraw shares from the Plan, you generally will not realize any taxable income. You may recognize a gain or loss upon your disposition of common stock received pursuant to our Plan. A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our common stock received pursuant to our Plan as long-term capital gain or loss if the U.S. stockholder has held our common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder's adjusted tax basis. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of shares of our common stock may be disallowed if the U.S. stockholder purchases other shares of our common stock within 30 days before or after the disposition.

  FATCA

        The Foreign Account Tax Compliance Act ("FATCA"), provides that a 30% withholding tax will be imposed on certain payments (including distributions as well as gross proceeds from sales of stock giving rise to such distributions) made to a foreign entity if such entity fails to satisfy certain new disclosure and reporting rules. FATCA generally requires that (i) in the case of a foreign financial institution (defined broadly to include a bank, certain insurance companies, a hedge fund, a private equity fund, a mutual fund, a securitization vehicle or other investment vehicle), the entity identifies and provides information with respect to financial accounts with such entity held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities and (ii) in the case of a non-financial foreign entity, the entity identifies and provides information with respect to substantial U.S. owners of such entity.

        FACTA withholding currently applies in the case of payments of U.S. source fixed or determinable annual or periodic ("FDAP") income, such as distributions, and will apply beginning January 1, 2019, with respect to payment of gross proceeds from sale transactions. The United States Treasury has signed intergovernmental agreements with other countries to implement the exchange of information required under FATCA. Investors participating in the Plan through an account maintained at a non-U.S. financial institution are strongly encouraged to consult with their tax advisors regarding the potential application and impact of FATCA and any intergovernmental agreement between the United States and their home jurisdiction in connection with FATCA compliance.

  Application of backup withholding and information reporting provisions

        We or the Plan Administrator may be required to deduct "backup withholding" from distributions that we pay to any stockholders regardless of whether the distributions are reinvested pursuant to the Plan, in which case, only the net amount of the distribution, after deduction for any such withholding, will be reinvested under the Plan. Similarly, the reinvestment agent may be required to deduct backup withholding from all proceeds of sales of common stock held in your account.

        Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate, currently of 28%, unless the stockholder (i) is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

        Backup withholding will generally not apply to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. stockholder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder's federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

  Cost Basis Reporting

        Federal income tax information reporting rules apply to certain transactions in our shares, including shares of common stock acquired through our Plan. Where they apply, the "cost basis" calculated for the shares involved will be reported to the IRS and to you. For "cost basis" reporting purposes, you may identify by lot the shares that you transfer or that are redeemed, but if you do not timely notify us of your election, we will identify the shares that are transferred or redeemed on a "first in/first out" basis. The shares in the distribution reinvestment plan are also eligible for the "average cost" basis method, should you so elect. Stockholders should consult their tax advisors regarding the consequences of these rules.

Governing Law

        The terms and conditions of the Plan and its operation are governed by the laws of the State of Maryland.

Contact for Answers to Questions Regarding the Plan

        All inquiries regarding the Plan should be sent to:

Industrial Property Trust Inc.
518 Seventeenth Street 17th Floor
Denver, Colorado 80202
Attn: Investor Relations
(303) 228-2200

YOU SHOULD RECOGNIZE THAT WE CANNOT ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE SHARES PURCHASED FOR YOU UNDER THE PLAN.

Limited Liability and Indemnification of Directors, Officers and Others

        Our charter, subject to certain limitations, will limit the personal liability of our stockholders, directors and officers for monetary damages. The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. In addition, the Maryland General Corporation Law requires a corporation (unless its charter provides otherwise) to indemnify a director or officer who has been successful on the merits or otherwise, in the defense of any proceeding to which the directors or officer is made or threatened to be made a party by reason of his or her service in that capacity and allows directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following can be established:

  •
  An act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

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  The director or officer actually received an improper personal benefit in money, property or services; or

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  With respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful.

        Under the Maryland General Corporation Law, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by him or on his behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

        Our charter provides that we will generally indemnify and advance expenses to our directors and officers, the Advisor and its affiliates for losses they may incur by reason of their service in those capacities. In addition, we expect to indemnify and advance expenses to our employees and agents for losses or liabilities suffered by them by reason of their service in those capacities. However, notwithstanding the above provisions of the Maryland General Corporation Law, our charter provides that our directors, the Advisor and its affiliates will be indemnified by us for losses or liabilities suffered by them or held harmless for losses or liabilities suffered by us only if all of the following conditions are met:

  •
  Our directors, the Advisor or its affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;

  •
  Our directors, the Advisor or its affiliates were acting on our behalf or performing services for us;

  •
  In the case of related directors, the Advisor or its affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification;

  •
  In the case of our independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification; and

  •
  The indemnification or agreement to hold harmless is recoverable only out of our net assets and not from our stockholders.

        In addition, we will not provide indemnification to our directors, the Advisor and its affiliates for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met:

  •
  There has been a successful adjudication on the merits of each count involving alleged material securities law violations;

  •
  Such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

  •
  A court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which the securities were offered and sold as to indemnification for violations of securities laws.

        We may advance funds to directors, the Advisor and its affiliates for legal expenses and other costs incurred as a result of our legal action for which indemnification is being sought only if all of the following conditions are met:

  •
  The legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the REIT;

  •
  The party seeking such advancement has provided us with written affirmation of his good faith belief that he has met the standard of conduct necessary for indemnification;

  •
  The legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his capacity as such and a court of competent jurisdiction specifically approves such advancement; and

  •
  The party seeking indemnification undertakes to repay the advanced funds to us, together with the applicable legal rate of interest thereon, in cases in which he is found not to be entitled to indemnification.

        The aforementioned charter provisions will not reduce the exposure of directors and officers to liability under federal or state securities laws, nor do they limit a stockholder's ability to obtain injunctive relief or other equitable remedies for a violation of a director's or an officer's duties to us or our stockholders, although the equitable remedies may not be an effective remedy in some circumstances.

        Additionally, we have entered into indemnification agreements with certain of our officers and directors. The indemnification agreements require, among other things, that, subject to certain limitations, we indemnify our officers and directors and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, we must indemnify and advance all expenses incurred by our officers and directors seeking to enforce their rights under the indemnification agreements. We also cover officers and directors under our directors' and officers' liability insurance. The indemnification agreements that we enter into with our officers and directors will require that in the event of a change in control of the Company, we will use commercially reasonable efforts to maintain in force any directors' and officers' liability insurance policies in effect immediately prior to the change in control for a period of six years.

        To the extent that the indemnification may apply to liabilities arising under the Securities Act, we have been advised that, in the opinion of the Commission, as well as certain states, such indemnification is contrary to public policy and, therefore, unenforceable pursuant to Section 14 of the Securities Act.

        The general effect to investors of any arrangement under which any of our controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or any indemnification for which we do not have adequate insurance.

        The advisory agreement between us, the Operating Partnership and the Advisor and agreements with affiliates who perform other services for us will contain similar indemnification provisions. As a result, we and our stockholders may be entitled to a more limited right of action than we would otherwise have if these indemnification rights were not included in such agreements. Indemnification may reduce the legal remedies available to us and our stockholders against the indemnified individuals.

USE OF PROCEEDS

        The proceeds raised pursuant to the Plan will be used for general corporate purposes, which may include, but are not limited to, funding our share redemption program, funding select future acquisition and development opportunities of high-quality distribution warehouses and other industrial properties, paying fees and other costs and repaying debt. We cannot predict with any certainty how much of the Plan proceeds will be used for any of the above purposes, and we have no basis for estimating the number of Plan Shares that will be sold.

        We will pay actual expenses incurred in connection with registering and offering Plan Shares, including but not limited to legal fees, printing expenses, mailing costs, fees paid to the Plan Administrator, and blue sky registration fees.

PLAN OF DISTRIBUTION

        We are offering a maximum of $311,912,425 in Class A shares and Class T shares of our common stock to our existing investors pursuant to the Plan. We will offer Plan Shares at a price equal to the estimated NAV per share most recently disclosed in a public filing with the Commission, which is presently $9.74 per Class A share and Class T share. On December 22, 2016, our board of directors arbitrarily determined the offering price based on our estimated NAV as determined on November 30, 2016, plus any applicable per share up-front sales commissions, dealer manager fees and organization and offering expenses to be paid with respect to the Class A shares and the Class T shares. We have no basis for estimating the number of shares that will be sold. We will offer Plan Shares at such respective prices until the earliest of (i) all the Plan Shares registered in this offering and any future offering are issued, (ii) the termination of this offering and any future offering of Plan Shares and our election to deregister with the Commission the unsold Plan Shares, (iii) the shares of our common stock are listed on a national securities exchange, at which time any registered Plan Shares then available under the Plan will be sold at a price equal to the fair market value of such class of shares, as determined by our board of directors by reference to the applicable sales price with respect to the most recent trades occurring on or prior to the relevant distribution date, or (iv) our board of directors, in its sole discretion, determines for any reason, including but not limited to pursuant to applicable rules or laws, to modify the Plan to provide for a higher or lower price at which Plan Shares may be purchased. We reserve the right to terminate this offering at any time.

        To the extent permitted by law and our charter, we will indemnify the participating broker dealers that participated in our primary offering, other broker dealers who sign a servicing agreement with respect to the Plan and the dealer manager against some civil liabilities, including but not limited to certain liabilities under the Securities Act. If we are unable to provide this indemnification, we may contribute to payments the indemnified parties may be required to make in respect of those liabilities. See "Summary of Our Third Amended and Restated Distribution Reinvestment Plan—Limited Liability and Indemnification of Directors, Officers and Others."

        Shares will be sold only through the participating broker dealer through whom the underlying shares to which the distributions relate were originally sold, or if applicable, through a broker dealer who has signed a servicing agreement with respect to the Plan. Similarly, any new election to participate in the Plan must be made through the participating broker dealer through whom the underlying shares to which the distributions relate were originally sold, or if applicable, through a broker dealer who has signed a servicing agreement with respect to the Plan. We will not pay any sales commissions or dealer manager fees in connection with the sale of Plan Shares. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the shares.

LEGAL MATTERS

        The legality of the shares of our common stock being offered hereby has been passed upon for us by Venable LLP.

EXPERTS

        The consolidated financial statements and related financial statement schedule of Industrial Property Trust Inc. and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        In this prospectus, we "incorporate by reference" certain information we filed or will file with the Commission, which means that we may disclose important information to you by referring you to other documents that we have previously filed or will file with the Commission. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 15, 2017;

  •
  our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017, filed with the Commission on May 11, 2017, and for the quarter ended June 30, 2017, filed with the Commission on August 9, 2017;

  •
  our Current Reports on Form 8-K, filed on May 23, 2017, May 25, 2017, June 27, 2017 and August 22, 2017;

  •
  our Proxy Statement on Schedule 14A filed on April 14, 2017; and

  •
  the description of our common stock contained in our Registration Statement on Form 8-A, filed on February 17, 2015.

        In addition, each document or report subsequently filed by us pursuant to Section 13 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document. Any statement contained in this prospectus, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference in this prospectus, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein or in any other subsequently filed document (that also is or is deemed to be incorporated by reference in this prospectus) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

        The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

        Any information that is deemed to be "furnished," rather than "filed," with the Commission is not incorporated by reference herein.

        You can obtain any of the documents incorporated by reference in this document from us, or from the Commission through the Commission's website at the address www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document, at no cost, by requesting them in writing or by telephone from us at the following address or telephone number or at our website at www.industrialpropertytrust.com:

Industrial Property Trust Inc.
518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
Tel.: (303) 228-2200
Attn: Investor Relations

 ADDITIONAL INFORMATION

        We have filed with the Commission a registration statement under the Securities Act regarding this offering. This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement and the exhibits related thereto filed with the Commission, reference to which is hereby made.

        We are subject to the informational reporting requirements of the Exchange Act, and, under the Act, we will file reports, proxy statements and other information with the Commission. You may read and copy any document that we have filed with the Commission at the public reference facilities of the Commission at 100 F Street, N.E., Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities. These documents also may be accessed through the Commission's electronic data gathering analysis and retrieval system, or EDGAR, via electronic means, included on the Commission's Internet website, www.sec.gov.

        You may also request a copy of these filings at no cost, by writing or telephoning us at:

Industrial Property Trust Inc.
518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
Tel.: (303) 339-3650
Attn: Investor Relations

        Within 120 days after the end of each fiscal year we will provide to our stockholders of record an annual report. The annual report will contain audited financial statements and certain other financial and narrative information that we are required to provide to stockholders.

        We also maintain an internet site at www.industrialpropertytrust.com, where there may be additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

APPENDIX A
THIRD AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

        This THIRD AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN ("Plan") is adopted by the board of directors of Industrial Property Trust Inc., a Maryland corporation (the "Company"), pursuant to its charter (the "Charter"). Unless otherwise defined herein, capitalized terms shall have the same meaning as set forth in the Charter.

        1.    Distribution Reinvestment.    As agent for the stockholders (the "Stockholders") of the Company who (i) purchase shares of the Company's common stock ("Shares") pursuant to the Company's initial public offering (the "Initial Offering"), or (ii) purchase Shares pursuant to any future offering of the Company ("Future Offering"), and who elect to participate in the Plan, the Company will apply all dividends and other distributions declared and paid in respect of the Shares held by each participating Stockholder (the "Dividends"), including Dividends paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of additional Shares of the same class for such participating Stockholders directly, if permitted under state securities laws and, if not, through the Dealer Manager or Soliciting Dealers registered in the participating Stockholder's state of residence.

        Additionally, as agent for the holders of limited partnership interests (the "OP Interests") of Industrial Property Operating Partnership LP (the "Partnership") who acquire such OP Interests as a result of any transaction of the Partnership, and who elect to participate in the Plan (together with the participating Stockholders, the "Participants"), the Partnership will apply all distributions declared and paid in respect of the OP Interests held by each Participant (the "Distributions"), including Distributions paid with respect to any full or fractional OP Interests acquired, to the purchase of Shares having the same class designation as the applicable class of OP Units for such Participant to which such Distributions are attributable for such Participant directly, if permitted under state securities laws and, if not, through the Dealer Manager or Soliciting Dealers registered in the Participant's state of residence.

        2.    Effective Date.    The effective date of this Plan shall be October 31, 2016.

        3.    Procedure for Participation.    Any Stockholder or holder of OP Interests that has received a prospectus, as contained in a registration statement of the Company registering the class of Shares to be purchased by such Stockholder or holder of OP Interests under this Plan (the "Plan Shares") and filed with the Securities and Exchange Commission (the "Commission"), may elect to become a Participant by completing and executing the subscription agreement, an enrollment form or any other appropriate authorization form as may be available from the Company, the Partnership, the Dealer Manager or Soliciting Dealer, including an acknowledgment that a prospectus, as contained in the Company's registration statement filed with the Commission and amended or supplemented to date, has been delivered or made available to such Stockholder or holder of OP Interests. Participation in the Plan will begin with the next Dividend or Distribution payable after acceptance of a Participant's subscription, enrollment or authorization, and for all Dividend or Distribution payment dates thereafter. Shares will be purchased under the Plan on the date that Dividends or Distributions are paid by the Company or the Partnership, as the case may be. The Company intends to pay Dividends and, on behalf of the Partnership, Distributions on a quarterly basis. If at any time prior to the listing of the Shares on a national stock exchange, the information provided by a Participant in the subscription agreement changes, including but not limited to a Participant no longer being able to make the representations or warranties set forth in the subscription agreement, the Company requests that the Participant promptly so notify the Company in writing.

        4.    Purchase of Shares.    Participants will acquire Plan Shares at a price equal to the estimated net asset value ("NAV") per share of the Class A Shares and the Class T Shares, respectively, most recently disclosed by the Company in a public filing with the Commission as of the date the Plan

Shares are issued. Participants will acquire Plan Shares at such respective prices until the earliest of (i) all the Plan Shares registered in the Initial Offering and any Future Offering are issued, (ii) the Initial Offering and any Future Offering of Plan Shares terminate and the Company elects to deregister with the Commission the unsold Plan Shares, (iii) the shares of the Company's common stock are listed on a national securities exchange, at which time any registered Plan Shares then available under the Plan will be sold at a price equal to the fair market value of such class of Shares, as determined by the Company's Board by reference to the applicable sales price in respect to the most recent trades occurring on or prior to the relevant distribution date, or (iv) the Company's Board, in its sole discretion, determines for any reason to modify the Plan to provide for a higher or lower price at which Plan Shares may be purchased. Any such price modification may be arbitrarily determined by the Board, or may be determined on a different basis, including but not limited to a price equal to an estimated value per share of such class of Shares or the then current NAV per share of such class of Shares, as calculated in accordance with policies and procedures developed by the Board. Participants in the Plan may also purchase fractional Shares so that 100% of the Dividends or Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Plan Shares to the extent that any such purchase would cause such Participant to exceed the Aggregate Share Ownership Limit or the Common Share Ownership Limit as set forth in the Charter or otherwise would cause a violation of the Share ownership restrictions set forth in the Charter.

        The estimated NAV per share will not represent the fair value of the Company's assets less liabilities in accordance with U.S. generally accepted accounting principles ("GAAP"), and any such estimated NAV per share is not a representation, warranty or guarantee that: (i) a Participant would be able to realize the estimated NAV per share if the Participant attempts to sell his or her Shares; (ii) a Participant would ultimately realize distributions per share equal to the estimated NAV per share upon the Company's liquidation or sale; (iii) the Shares would trade at the estimated NAV per share on a national securities exchange; or (iv) a third party would offer the estimated NAV per share in an arm's-length transaction to purchase all or substantially all of the Shares. Participants should not rely on the estimated NAV per share as being an accurate measure of the then-current value of the Shares in deciding whether to reinvest distributions pursuant to this Plan.

        Shares to be distributed by the Company in connection with the Plan may (but are not required to) be supplied from: (a) the Plan Shares which will be registered with the Commission in connection with the Company's Initial Offering, (b) Shares to be registered with the Commission in a Future Offering for use in the Plan (a "Future Registration"), or (c) Shares of the Company's common stock purchased by the Company for the Plan in a secondary market (if available) or on a stock exchange (if listed) (collectively, the "Secondary Market").

        Shares purchased in any Secondary Market will be purchased by the Company at the then-prevailing market price, which price will be utilized for purposes of issuing such Shares in the Plan. Shares acquired by the Company in any Secondary Market or registered in a Future Registration for use in the Plan may be at prices lower or higher than the Share price which will be paid for the Plan Shares pursuant to the Initial Offering.

        If the Company acquires Shares in any Secondary Market for use in the Plan, the Company shall use its reasonable efforts to acquire Shares at the lowest price then reasonably available. However, the Company does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the Plan will be at the lowest possible price and such price may not represent the estimated NAV per share of the Shares or the fair value of the Company's assets less liabilities in accordance with GAAP. Further, irrespective of the Company's ability to acquire Shares in any Secondary Market or to make a Future Offering for Shares to be used in the Plan, the Company is in no way obligated to do either, in its sole discretion.

        5.    Taxes.    IT IS UNDERSTOOD THAT REINVESTMENT OF DIVIDENDS AND DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY WHICH MAY BE PAYABLE ON THE DIVIDENDS AND DISTRIBUTIONS. ADDITIONAL INFORMATION REGARDING POTENTIAL PARTICIPANT INCOME TAX LIABILITY MAY BE FOUND IN THE PUBLIC FILINGS MADE BY THE COMPANY WITH THE COMMISSION.

        6.    Share Certificates.    The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its outstanding common stock.

        7.    Reports.    Within 90 days after the end of the Company's fiscal year, the Company shall provide, or cause to be provided, to each Stockholder an individualized report on his or her investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Dividend and/or Distribution payments and amounts of Dividends and/or Distributions paid during the prior fiscal year. In addition, the Company shall provide, or cause to be provided, to each Participant an individualized report at the time of each Dividend and/or Distribution payment showing the number of Shares owned prior to the current Dividend and/or Distribution, the amount of the current Dividend and/or Distribution and the number of Shares owned after the current Dividend and/or Distribution.

        8.    Termination by Participant.    A Participant may terminate participation in the Plan at any time, without penalty, by delivering to the Company a written notice. Such notice must be received by the Company prior to the last day of a quarter in order for a Participant's termination to be effective for such quarter (i.e., a termination notice will be effective as of the last day of the quarter in which it is received and will not affect participation in the Plan for any prior quarter). Further, any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. In addition, the receipt by the Company of a request from a Participant for redemption of all of the Participant's Shares will terminate the Participant's participation in the Plan. A Participant who chooses to terminate participation in the Plan must terminate his or her entire participation in the Plan and will not be allowed to terminate in part. There are no fees associated with a Participant's terminating his or her interest in the Plan. A Participant in the Plan who terminates his or her interest in the Plan will be allowed to participate in the Plan again by notifying the Company and completing any required forms, including an acknowledgment that the then current version of the prospectus or a separate current prospectus relating solely to the Plan has been delivered or made available to the Participant. If the Company intends to list the Shares on a national stock exchange, the Plan may be terminated, and any balance in a terminating Participant's account that does not reflect a whole number of Shares will be distributed to the terminating Participant in cash. From and after termination of Plan participation for any reason, Dividends and/or Distributions will be distributed to the Stockholder or holder of OP Interests in cash.

        9.    Amendment or Termination of Plan by the Company.    The Board of the Company may by majority vote (including a majority of the Independent Directors) amend or terminate the Plan for any reason; provided, however, that if the Board materially amends the Plan or terminates the Plan, such material amendment or termination, as applicable, shall only be effective upon 10 days' written notice to the Participants, which notice shall be provided by the Company in a Current Report on Form 8-K publicly filed with the Commission.

        10.    Liability of the Company.    The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (a) arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt of notice in writing of such death; or (b) with respect to the time and the prices at which Shares are purchased or sold for a Participant's account. To the extent that indemnification may apply to liabilities arising under the Securities Act or the securities laws of a particular state, the Company has been advised that, in the opinion of the Commission and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. This prospectus speaks as of the date set forth below. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.

Maximum Offering of
$311,912,425 in Shares of Common Stock

PROSPECTUS

August 30, 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses payable by the Company in connection with the distribution of the securities registered under the Company's distribution reinvestment plan. All amounts are estimated and assume the sale of the entire offering of Plan Shares.

Securities Act registration fee	$—	*
FINRA filing fee	—	*
Printing and mailing expenses	35,000
Legal fees and expenses	42,000
Accounting fees and other professional expenses	38,500
Blue sky fees and expenses	8,000
Miscellaneous	3,100

Total	$126,600

*
Commission registration fee and FINRA filing fee previously paid in connection with the primary public offering.

Item 15.    Indemnification of the Officers and Directors

        Subject to certain limitations, our charter limits the personal liability of our directors and officers to us and our stockholders for monetary damages. Our charter also provides that we will generally indemnify our directors, our officers, our advisor and its affiliates for losses they may incur by reason of their service in those capacities and pay or reimburse their reasonable expenses in advance of final disposition of a proceeding.

        The Maryland General Corporation Law (the "MGCL"), permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from: (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. In addition, the MGCL requires a Maryland corporation (unless its charter provides otherwise, which ours does not) to indemnify a director or officer who has been successful on the merits or otherwise in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity and allows directors and officers to be indemnified against judgments, penalties, fines, settlement and expenses actually incurred in a proceeding unless the following can be established: (a) an act or omission of the director or officer was material to the cause of action adjudicated in the proceedings and was committed in bad faith or was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services or (c) with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

        Under the MGCL, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

        The MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if is ultimately determined that the standard of conduct was not met.

        However, our charter provides, in addition to the limitations under the MGCL, that we will not indemnify a director, the advisor or an affiliate of the advisor for any liability or loss suffered by such indemnitee or hold such indemnitee harmless for any liability or loss suffered by us if: (i) the loss or liability was the result of negligence or misconduct if the indemnitee is an affiliated director, the advisor or an affiliate of the advisor; or if the indemnitee is an independent director, the loss or liability was the result of gross negligence or willful misconduct; (ii) the indemnitee has not determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests or (iii) the indemnitee was not acting on behalf of or performing services for us.

        In addition, we will not provide indemnification to a director, the advisor or an affiliate of the advisor for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violation as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request of indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violation of securities laws.

        Pursuant to our charter, we may pay or reimburse reasonable expenses incurred by a director, the advisor or an affiliate of the advisor in advance of final disposition of a proceeding only if the following are satisfied: (i) the indemnitee was made a party to the proceeding by reason of the performance of duties or services on our behalf; (ii) the indemnitee provides us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us as authorized by the charter; (iii) the indemnitee provides us with a written agreement to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest thereon, if it is ultimately determined that the indemnitee did not comply with the requisite standard of conduct and (iv) the legal proceeding was initiated by a third-party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement.

        It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act. Any indemnification or agreement to hold harmless may be paid only out of our net assets, and no portion may be recoverable from the stockholders.

        We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require, among other things, that we indemnify our executive officers and directors and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, we must indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements. We also cover officers and directors under our directors' and officers' liability insurance.

Item 16.    Exhibits

        The list of exhibits filed as part of this Registration on Form S-3 is submitted in the Exhibit Index following the signature page.

Item 17.    Undertakings

        a)    The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (1) to include any prospectus required by Section 10(a)(3) of the Securities Act; (2) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (3) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1), (2) and (3) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

        (b)   The Registrant undertakes (1) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (2) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (c)   The Registrant undertakes that, for the purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

        (d)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e)   The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, state of Colorado on August 30, 2017.

INDUSTRIAL PROPERTY TRUST INC.
By:	/s/ DWIGHT L. MERRIMAN III
Dwight L. Merriman III
Managing Director, Chief Executive Officer and Director (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

By:	/s/ DWIGHT L. MERRIMAN III Dwight L. Merriman III	Managing Director, Chief Executive Officer and Director (Principal Executive Officer)	August 30, 2017
By:	/s/ EVAN H. ZUCKER Evan H. Zucker	Chairman of the Board of Directors and Director	August 30, 2017
By:	/s/ THOMAS G. MCGONAGLE Thomas G. McGonagle	Managing Director, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 30, 2017
By:	/s/ MARSHALL M. BURTON* Marshall M. Burton	Director	August 30, 2017
By:	/s/ CHARLES B. DUKE* Charles B. Duke	Director	August 30, 2017
By:	/s/ STANLEY A. MOORE* Stanley A. Moore	Director	August 30, 2017
By:	/s/ JOHN S. HAGESTAD* John S. Hagestad	Director	August 30, 2017
*
Signed on behalf of the named individuals by Thomas G. McGonagle under power of attorney.

EXHIBIT INDEX

Exhibit No.		Description
1.1		Second Amended and Restated Dealer Manager Agreement among Industrial Property Trust Inc., Industrial Property Advisors LLC and Black Creek Capital Markets, LLC (formerly known as Dividend Capital Securities LLC). Incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K filed with the Commission on August 14, 2015.

1.2		Form of Selected Dealer Agreement. Incorporated by reference to Exhibit 1.2 to Post-Effective Amendment No. 8 to the Registration Statement on Form S-11 (File No. 333-184126) filed with the Commission on August 14, 2015.

4.1		Third Amended and Restated Distribution Reinvestment Plan. Included herewith as Appendix A to the Prospectus.

5.1	*	Opinion of Venable LLP, dated August 30, 2017.

23.1		Consent of Venable LLP (included in Exhibit 5.1).

23.2	*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24.1		Power of Attorney of certain signatories (included in the signature page to Post-Effective Amendment No. 2 to the Registration Statement on Form S-11 (File No. 333-184126) filed with the Commission on March 13, 2014.

24.2		Power of Attorney of John S. Hagestad. Incorporated by reference to Exhibit 24.2 to Post-Effective Amendment No. 10 to the Registration Statement on Form S-11 (File No. 333-184126) filed with the Commission on April 14, 2017.

*
Filed herewith.